EXHIBIT 99.1

FOR IMMEDIATE RELEASE

eUniverse Announces CEO Departure and Board of Director Changes

Brad Greenspan Steps Down as Chief Executive Officer

Jeffrey Edell, eLabor Founder and Former CEO/President of Soundelux Entertainment Group, and Bradley Ward, CEO of The Game Tree, Join eUniverse Board

Los Angeles, CA – October 31, 2003 – eUniverse, Inc. (EUNI.PK) announced today that Brad D. Greenspan has stepped down as the Company’s Chief Executive Officer and, although still a member of the Company’s Board of Directors, will no longer serve as Chairman. Brett Brewer, the Company’s President, will serve as the Company’s principal executive officer as the Company evaluates CEO candidates. eUniverse also announced the recent addition of two new members to its Board of Directors, Jeffrey Edell and Bradley G. Ward. Edell, a twenty-four year industry veteran, replaces Thomas Gewecke who, since October of 2001, served on the Company’s Board as the designee of Sony Music Entertainment (“SME”), the holder of the Company’s Series B Preferred Stock.

Mr. Edell’s achievements include having served as President/CEO & Director of Soundelux Entertainment Group, Inc., a leading provider of entertainment content and technologies, where he oversaw growth in the company’s revenues from $15 million to $110 million over a 4-year period. Soundelux was recognized with 5 Academy Awards and over 50 Emmys. While at Soundelux, Edell initiated, negotiated and closed the sale of the company’s post production group to John Malone’s Liberty Media Group, resulting in the creation of Liberty Livewire, a Liberty Media Group subsidiary company. Additionally, Edell served as Founder, Director and CEO of eLabor, Inc., which was sold to ADP in February of 2003. Previously, Edell sat on the Board of publicly traded IVC Industries, Inc., helping to navigate the sale of that company to Inverness Medical.

In 2000, Edell was named, “Entertainment Entrepreneur of the Year,” by NASDAQ and Ernst and Young and is presently a member of the Academy of Television Arts & Sciences, the Academy of Motion Picture Arts and Sciences and the Young Presidents’ Organization. Edell obtained his CPA while at KPMG and is a graduate of the McIntire School of Commerce of the University of Virginia.

Bradley Ward has served as President and Chief Executive Officer of The Game Tree, an online publisher of games and game-related intellectual property, since 2002. From 2001 to 2003, Mr. Ward served as the Vice President of Licensing/Corporate Development of PopCap Games, Inc. Mr. Ward consulted from 1998 to 2001, providing technical and online gaming consulting to various companies. In addition, he served a short tenure in 2000 as the Vice President of Internet Operations for ETM Entertainment Network, Inc., a provider of online, offline and point of sale ticketing services for live events and movies.

“This is a very exciting period for eUniverse,” said Brett Brewer, the Company’s President. “Brad Greenspan led our team through some very exciting times, and we are thrilled at all we’ve been able to accomplish during his tenure. Jeff Edell’s experience in building top-performing creative and corporate teams through a combination of superior executive leadership and strategic mergers and acquisitions, and Bradley Ward’s strong ties to the gaming community, will be a boon to eUniverse and help the Company move forward and pursue the opportunities that lie ahead.”

About eUniverse

eUniverse, Inc. and its subsidiaries own and operate a compelling collection of predominantly online businesses engaged in interactive entertainment, electronic commerce and publishing, and direct to consumer marketing. The Company’s many popular destination Web sites attract millions of visitors who view, share and interact with eUniverse content, and who purchase an array of products and services from eUniverse and its advertisers. The Company’s holdings include the following: Flowgo (www.flowgo.com), one of the largest entertainment Web sites according to Nielsen//NetRatings; comedy site MadBlast (www.madblast.com); dating site Cupid Junction (www.cupidjunction.com); GameUniverse, which includes online computer gaming sites Case’s Ladder (www.CasesLadder.com) and Skill Jam (www.SkillJam.com); and one of the largest e-mail newsletter portfolios, delivering content daily to many millions of subscribers with such titles as Infobeat, IntelligentX and GossipFlash.

# # #